Exhibit 99.9

Approved Government or Association Messaging Kit

For Internal Use Only - Do Not Forward or Distribute

TALKING POINTS

•	Good morning – I would like to let you know right away about some exciting news that we announced today.

•	An agreement has been reached for Abiomed to become part of Johnson & Johnson, becoming a standalone business within its organization.

•

This transaction is all about improving our value to patients and saving more lives. By combining our technology and global team with Johnson & Johnson MedTech’s scale and resources, we can accelerate the timeline for making heart recovery the global standard of care.

•	Together, we will recover hearts and save lives faster than we could ever do on our own.

•	Both companies are committing to maintaining continuity and stability, and we’re pleased to have a lot of clarity at this point about how we’ll operate as part of Johnson & Johnson:

•	Abiomed will be a wholly owned subsidiary of Johnson & Johnson MedTech

•	Mike Minogue, our CEO, will serve as a consultant to assure a smooth transition and Andrew Greenfield, our current chief commercial officer, will run the standalone Abiomed business

•	Our products will remain the same

•	We will maintain our current offices and manufacturing facilities, including our Danvers, MA, headquarters

•	We will continue to support local communities and organizations as we have always done

•	We will continue to be called Abiomed

•

Given the commitments we have already received from Johnson & Johnson, we do expect little change for our people. Our leadership team is committed to be transparent and treat all employees fairly and respectfully.

•

In terms of next steps, acquisitions like this one require regulatory approval, and typically take several months to finalize and close. We will keep you updated about any key developments between now and the close. If you have any questions in the meantime, do not hesitate to reach out.

•	Thank you for your continued partnership and support.

WRITTEN COMMUNICATION

Dear [NAME],

This morning, we announced an agreement has been reached for Abiomed to become part of Johnson & Johnson. This is exciting news for our company and will greatly benefit our patients and partners. You can read the press release here.

By combining Abiomed’s proven technology and talented global team of employees with Johnson & Johnson’s scale and resources, we can accelerate the timeline for making heart recovery the global standard of care. Together, we will recover hearts and save lives faster than we could ever do on our own.

We will continue to honor our commitments to our patients, our employees and our communities. Our two organizations share common values, purpose and Patients First mindsets. We have the I Am Abiomed Patients First Commitment. Jupiter has its “Our Credo,” which puts the needs and well-being of the people the company serves first.

Johnson & Johnson views Abiomed as an important new growth platform and so ensuring continuity and stability is a key priority for both of our organizations. To that end, Abiomed will be a wholly owned subsidiary of Johnson & Johnson MedTech, and Abiomed’s current chief commercial officer, Andrew Greenfield, will run the standalone Abiomed business.

As part of Johnson & Johnson MedTech, we will maintain our current offices and manufacturing facilities, including our Danvers, MA, headquarters, and we will continue to be called Abiomed. Johnson & Johnson prides itself on employee volunteerism and support of its local communities, and we will continue to support local communities and organizations as we have always done.

We expect – and Johnson & Johnson has reinforced this view – little change for our people. Our leadership team is committed to be transparent and treat all employees fairly and respectfully.

In terms of next steps, acquisitions like this one require regulatory approval, and typically take several months to finalize and close. We will keep you updated about any key developments between now and the close. If you have any questions in the meantime, do not hesitate to reach out.

For years, we have dreamed of making heart recovery the global standard of care. Combining the resources of Abiomed and Johnson & Johnson MedTech will allow us to make that dream come true faster than we ever thought possible.

Best regards,

LEGEND FOR COMMUNICATIONS

Additional Information and Where to Find it

The tender offer described in this communication has not yet commenced. This communication is neither an offer to purchase nor a solicitation of an offer to sell shares of ABIOMED, Inc. At the time the offer is commenced, Johnson & Johnson and its merger subsidiary, Athos Merger Sub, Inc., will file a Tender Offer Statement on Schedule TO with the U.S. Securities and Exchange Commission, and ABIOMED, Inc. will file a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the offer. ABIOMED, Inc. stockholders and other investors are urged to read the tender offer materials (including an Offer to Purchase, a related Letter of Transmittal and certain other offer documents) and the Solicitation/Recommendation Statement, as they may be amended from time to time, when they become available because they will contain important information that should be read carefully before any decision is made with respect to the tender offer. These materials will be sent free of charge to all stockholders of ABIOMED, Inc. In addition, all of these materials (and all other materials filed by ABIOMED, Inc. with the SEC) will be available at no charge from the SEC through its website at www.sec.gov. Investors and security holders may also obtain free copies of the documents filed with the SEC by ABIOMED, Inc. at https://investors.abiomed.com/investors/financials/sec-filings/default.aspx.

Cautionary Statement Regarding Forward-Looking Statements

This communication includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, may be forward-looking statements. These forward-looking statements may be accompanied by such words as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “target,” “should,” “likely,” “will” and other words and terms of similar meaning. Forward-looking statements include, among other things, statements regarding the potential benefits of the proposed transaction; the prospective performance, future plans, events, expectations, performance, objectives and opportunities and the outlook for ABIOMED’s business; filings and approvals relating to the transaction; the expected timing of the completion of the transaction; the ability to complete the transaction considering the various closing conditions; any potential strategic benefits, synergies or opportunities expected as a result of the proposed transaction; and any assumptions underlying any of the foregoing. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those currently anticipated due to a number of risks and uncertainties.

Risks and uncertainties that could cause the actual results to differ from expectations contemplated by forward-looking statements include: uncertainties as to the timing of the tender offer and merger; the risk that the proposed transaction may not be completed in a timely manner or at all; uncertainties as to how many of ABIOMED’s stockholders will tender their stock in the offer; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; the effect of this announcement or pendency of the proposed transaction on the ABIOMED’s ability to retain and hire key personnel, its ability to maintain relationships with its customers, suppliers and others with whom it does business, its business generally or its stock price; risks related to diverting management’s attention from ABIOMED’s ongoing business operations; the risk that stockholder litigation in connection with the proposed transaction may result in significant costs of defense, indemnification and liability; the potential that the strategic benefits, synergies or opportunities expected from the proposed acquisition may not be realized or may take longer to realize than expected; the successful integration of ABIOMED into Johnson & Johnson subsequent to the closing of the transaction and the timing of such integration; other business effects, including the effects of industry, economic or political conditions outside of ABIOMED’s control; transaction costs; and other risks and uncertainties detailed from time to time in documents filed with the Securities and Exchange Commission (“SEC”) by ABIOMED, including ABIOMED’s current annual report on Form 10-K on file with the SEC, as well as the Schedule 14D-9 to be filed by ABIOMED and the tender offer documents to be filed by Johnson & Johnson and Athos Merger Sub, Inc. The effects of the COVID-19 pandemic may give rise to risks that are currently unknown or amplify the risks associated with many of these factors.

ABIOMED is providing the information in this filing as of this date and assumes no obligation to update any forward-looking statements as a result of new information, future developments or otherwise.